Exhibit 10.1

ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE

[Box with Participant Information]

Electronic Arts Inc., a Delaware corporation (the “Company”), hereby grants on the date hereof (the “Award Date”) to the individual named above (“Participant”) Performance-Based Restricted Stock Units (“PRSUs”) issued under the Company’s 2019 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Each earned PRSU represents the right to receive a share of the Company's Common Stock (“Share”) upon vesting and settlement of the PRSU. The PRSUs are subject to all the terms and conditions set forth herein, including the terms and conditions in the attached Appendices A and B, and any special terms and conditions for Participant’s country set forth in the attached Appendix C (collectively, the “Award Agreement”) and in the Plan, the provisions of which are incorporated herein by reference. All capitalized terms used in this Award Agreement that are not defined herein have the meanings set forth in the Plan.

Key features of the PRSUs are as follows:

AWARD DATE:
TARGET NUMBER OF PRSUs:
MAXIMUM NUMBER OF PRSUs*:
* The actual number of PRSUs that vest pursuant to the terms and condition of the PRSUs will be between 0% and 200% of the Target Number of PRSUs. The Maximum Number of PRSUs represents 200% of the Target Number of PRSUs.

Performance-based Vesting Schedule: Subject to the terms and conditions of the Plan, Appendix A, Appendix B, and this paragraph, the number of PRSUs that vest on the applicable Vest Date (as defined in Appendix B) for each Measurement Period shall be based on the relative total stockholder return (“Relative TSR”) percentile ranking of the Company for each Measurement Period, provided Participant has provided continuous active Service to the Company or a Subsidiary from the Award Date through each applicable Vest Date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the vesting schedule set forth herein during a leave of absence that is protected by Applicable Laws, provided that vesting shall cease if and when the leave of absence is no longer guaranteed by Applicable Laws. The Company may suspend vesting of the PRSUs during any unpaid personal leave of absence, except as otherwise required by Applicable Laws. Participant shall be deemed to have provided active Service with respect to a calendar month if Participant has worked any portion of that month. Following the completion of each Measurement Period, the Committee shall review and determine, on or before each Vest Date, the Relative TSR percentile ranking for the applicable Measurement Period and the number of PRSUs that vest according to the performance terms set forth in Appendix B; provided, however, that the Committee retains discretion to reduce, but not increase, the number of PRSUs that would otherwise vest as a result of the Company’s Relative TSR percentile ranking for each Measurement Period.

PLEASE READ ALL OF APPENDIX A, APPENDIX B AND APPENDIX C WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE PRSUs.

ELECTRONIC ARTS INC.
/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President and General Counsel

ACCEPTANCE:

By accepting the PRSUs, Participant acknowledges the grant of the PRSUs and agrees to voluntarily participate in the Plan. Participant hereby acknowledges that copies of the Plan and the Plan prospectus (“Prospectus”), are available upon request from the Company's Stock Administration Department at StockAdmin@ea.com and can also be accessed electronically. Participant represents that Participant has read and understands the contents of the Plan, the Prospectus and the Award Agreement, and accepts the PRSUs subject to all the terms and conditions of the Plan and the Award Agreement. Participant understands and acknowledges that there may be tax consequences related to the grant and vesting of the PRSUs and the sale of the underlying Shares and that Participant should consult a tax advisor to determine the actual tax consequences of participation in the Plan. Participant must accept the PRSUs by executing and delivering a signed copy of this Award Agreement to the Company or by electronically accepting this Award Agreement pursuant to the online acceptance procedure established by the Company within thirty (30) days of receipt of the Award Agreement. Otherwise, the Company may, at its discretion, rescind the Award Agreement and the PRSUs granted thereunder in its entirety.

APPENDIX A

ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

1.    PRSU Grant. Each earned PRSU represents the unsecured right to receive one Share, subject to the terms and conditions contained in this Award Agreement and the Plan. In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.

2.    No Shareholder Rights. The PRSUs do not entitle Participant to any rights of a holder of Common Stock. The rights of Participant with respect to the PRSUs shall remain forfeitable at all times prior to the date on which such rights become vested.

3.    Settlement; Issuance of Shares.

(a)    Settlement. No Shares shall be issued to Participant prior to the date on which the PRSUs vest. After any PRSUs are earned and vest pursuant to the vesting schedule set forth in the first page of the Award Agreement, or, if earlier, pursuant to Section 4(b) and Section 4(c) below, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Shares in payment of such vested whole PRSUs; provided, however, that in the event such PRSUs do not vest on a day during which the Common Stock is quoted on the Nasdaq Global Select Market (or traded on such other principal national securities market or exchange on which the Common Stock may then be listed) (“Trading Day”), the Company shall cause Shares to be issued on the next Trading Day following the date on which such PRSUs vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two and one-half (2 1/2) months after the date on which such PRSUs vest. For purposes of the PRSUs, the date on which the Shares underlying the PRSUs are issued shall be referred to as the “Settlement Date.”

(b)     Fractional Shares. No fractional shares shall be issued pursuant to the PRSUs, and any fractional share resulting from the vesting of the PRSUs in accordance with the terms of this Agreement shall be rounded down to the next whole share.

4.    Termination of Service.

(a)    Forfeiture of Unvested PRSUs Upon Termination of Service, Other than Death or Disability. In the event that Participant’s Service is Terminated for any reason other than death or Disability and the PRSUs are not yet fully vested as of the Termination Date, then any unvested PRSUs shall be forfeited immediately upon such Termination Date.

(b)    Termination of Service Due to Death. If Participant's Service is Terminated due to death, any unvested PRSUs will vest in full; provided, however, the Shares subject to such vested PRSUs will not be released until the regularly scheduled Vest Date for each Measurement Period. The number of Shares released on each Vest Date will be determined based upon the actual Relative TSR percentile ranking for the applicable Measurement Period.

(c)    Termination of Service Due to Disability. In the event of a Termination due to the Disability of Participant, the Participant shall vest in a pro-rata portion of the PRSUs on each remaining Vest Date in the Performance Period thereafter, with such number of PRSUs vesting to be determined based upon the actual Relative TSR percentile ranking for the applicable Measurement Period, as set forth in Appendix B, and the number of months for which the Participant provided active Service during the Measurement Period, based upon the following pro-ration formula:

Number of PRSUs determined to vest on each Vest Date multiplied by the number of calendar months worked by Participant from (i) September 29, 2019 through the date of Termination due to Disability divided by (i) twenty-four (24) months for the 1st Measurement Period; and (ii) forty-eight (48) months for the 2nd Measurement Period.

Participant shall be deemed to have provided active Service for a calendar month if Participant has worked any portion of that month.

5.    Forfeiture Upon Termination of Performance Period. Any PRSUs that are not earned and do not vest, pursuant to the terms of Appendix B, for the Performance Period shall be forfeited upon termination of the Performance Period.

6.    Suspension of Award and Repayment of Proceeds for Contributing Misconduct. If at any time the Committee reasonably believes that Participant has engaged in an act of misconduct, including, but not limited to an act of embezzlement, fraud or breach of fiduciary duty during Participant's Service that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of Participant's unvested PRSUs pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that Participant has engaged in an act of Contributing Misconduct, then any unvested PRSUs will be forfeited immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, any PRSU Gains (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon the settlement of the PRSUs if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “PRSU Gains” means, with respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon vesting of PRSUs, an amount determined appropriate by the Committee in its sole discretion to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the Fair Market Value per Share at the time of such sale or other disposition multiplied by the number of Shares sold or disposed of. The return of PRSU Gains is in addition to and separate from any other relief available to the Company due to Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, under Section 16 of the Exchange Act (“Section 16 Officer”), the determination of the Committee shall be subject to the approval of the Board.

7.    Change in Control.

(a)    Upon a Change in Control prior to the expiration of the Performance Period, the Committee shall review and approve the Relative TSR percentile ranking as of the effective date of the Change in Control (the “CiC TSR percentile ranking”) for the current Measurement Period, as set forth in Appendix B. The CiC TSR percentile ranking shall thereafter be applied to determine the number of Shares that vest on each remaining Vest Date in the Performance Period or pursuant to Section 7(b), and no other performance terms applicable thereto shall have any force or effect for purposes of determining the vesting of the PRSUs.

(b)    Notwithstanding any provision to the contrary in the Electronic Arts Inc. Change in Control Plan, as amended from time to time (the “CiC Plan”), or subsection (a) above, and subject to the timely execution, return, and non-revocation of a Severance Agreement and Release in the form substantially in the form attached to Appendix I to the CiC Plan, unvested PRSUs shall automatically vest: (i) as of the date of the Participant’s Termination of Service if such Termination occurs (i) during the three (3) months preceding the Change in Control or (ii) during the time period beginning on the effective date of the Change in Control and ending on the eighteenth month after the effective date of the Change in Control; and provided further that the Termination is initiated by the Company without Cause or by Participant for Good Reason (as these terms are defined in the CiC Plan), and such Termination is made in connection with the Change in Control as determined by the Committee in its sole discretion; provided that in the case of either clause (i) or clause (ii) of this provision, such Termination meets the criteria for a “separation from service” as defined in Treas. Reg. §1.409A-1(h).

8.    Section 280G Provision. If Participant, upon taking into account the benefit provided under the PRSUs and all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (collectively, the “280G Payments”), would be subject to the excise tax under Section 4999 of the Code, notwithstanding any provision of the PRSUs to the contrary, Participant’s benefit under the PRSUs shall be reduced to an amount equal to (i) 2.99 times Participant’s “base amount” (within the meaning of Section 280G of the Code), (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to Participant (taking into account all applicable federal, state and local taxes including the excise tax under Section 4999 of the Code). Participant’s benefit hereunder shall be reduced prior to any benefit owing to Participant under the CiC Plan may be reduced pursuant to Section 2.2 of the CiC Plan. Unless the Company and Participant otherwise agree in writing, all determinations required to be made under this Section 8, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the events giving rise to the payment of such benefits (the “Accountants”). For the purposes of making the calculations required under this Section 8, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9.    Nature of Plan and Award. In accepting the PRSUs, Participant acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of PRSUs is voluntary and occasional and does not create any contractual or other right to receive future PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted in the past;

(c)    all decisions with respect to future grants of PRSUs or other grants, if any, will be at the sole discretion of the Company;

(d)    nothing in the Plan or the PRSUs shall confer on Participant any right to continue in the Service of the Company or, if different, Participant’s employing Subsidiary (the “Employer”) or any Subsidiary, or limit in any way the ability of the Company, the Employer, or any Subsidiary to terminate Participant’s Service relationship;

(e)    Participant is voluntarily participating in the Plan;

(f)    the PRSUs and the Shares subject to the PRSUs and the income and the value of the same are not intended to replace any pension rights or compensation under any pension arrangement;

(g)    the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(h)    unless otherwise agreed with the Company, the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of any Subsidiary;

(i)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from Termination of Participant’s Service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant provides Service or the terms of Participant’s employment agreement, if any);

(k)    for purposes of the PRSUs, Participant’s Service will be considered Terminated as of the date Participant is no longer actively providing Service to the Company or any Subsidiary (regardless of the reason for such Termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is providing Service or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Committee, Participant’s right to vest in the PRSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is providing Service or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing Service for purposes of the PRSUs (including whether Participant may still be considered to be providing active Service while on a leave of absence);

(l)    unless otherwise provided in the Plan or by the Committee in its discretion, the PRSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the PRSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m)    neither the Company, the Employer, nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to Participant pursuant to the settlement of the PRSUs or the subsequent sale of any Shares.

10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

11.    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company and/or the Employer, the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or settlement of the PRSUs, the issuance of Shares upon settlement of the PRSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalent rights; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)    withholding Shares from the vested PRSUs; or

(ii)    withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(iii)    withholding from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or

(iv)    any other method determined by the Company; provided, however, that if Participant is a Section 16 Officer, then withholding shall be done by the method set forth in (i) above, unless the use of such withholding method is prevented by Applicable Laws or has materially adverse accounting or tax consequences in which case withholding shall be done by the method set forth in (ii) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

12.    Transferability. Except as otherwise provided in the Plan, no right or interest of Participant in the PRSUs, may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the affected Participant’s rights and receive any property distributable with respect to the PRSUs upon Participant’s death.

13.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., PRSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is solely responsible for ensuring his or her compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

14.    Foreign Asset/Account Reporting Requirements; Exchange Controls. Depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the PRSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. Participant further understands that he or she should consult Participant’s personal tax and legal advisors, as applicable, on these matters.

15.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.    Section 409A of the Code for U.S. Taxpayers.

(a)    The PRSUs are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the PRSUs is made in a manner that qualifies for exemption from or complies with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that the Company makes no representation that the PRSUs will be exempt from or compliant with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the PRSUs. Nothing in the Plan or this Award Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries based on matters covered by Section 409A of the Code, including the tax treatment of any payments made under this Award Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any circumstances to Participant or any other party if the grant of the PRSUs, the settlement of the PRSUs or other event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(b)    Notwithstanding anything to the contrary in this Award Agreement or the Plan, if any of the PRSUs constitute an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s Termination of Service, payment shall not be made to a Participant unless a Participant’s Termination of Service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of Participant’s separation from service or (b) the date of Participant’s death, if a Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. All payments which had been delayed pursuant to the immediately preceding sentence shall be paid to Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon Participant’s death).

17.    Governing Law; Choice of Venue. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of San Mateo County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this grant is made and/or to be performed.

18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19.    Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. Furthermore, if Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, upon a determination that any term or other provision of this Award Agreement is illegal or otherwise incapable of being enforced, such term or other provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal or unenforceable term or provision.

21.    Entire Agreement. The Award Agreement, including this Appendix A, Appendix B, and Appendix C and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

22.    Committee’s Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PRSUs have vested). All actions taken and all interpretations and determinations made by the Committee will be final and binding upon Participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made with respect to the Plan or this Agreement.

23.    Appendix C. The PRSUs shall be subject to any special terms and conditions set forth in the Appendix C for Participant’s country, if any. If Participant relocates to one of the other countries included in the Appendix C during the life of the PRSUs, the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix C constitutes part of this Award Agreement.

24.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Plan participant.

26.    Notice. Copies of the Plan and Prospectus are available electronically at https://eaworld.work.ea.com/stock-administration-services/rsus. The Company's most recent annual report and published financial statements are available electronically as soon as practicable after their publication by clicking the "Financial Reports" link at http://investor.ea.com. The Plan, Prospectus, the Company's annual report, and the Company's financial statements are also available at no charge by submitting a request to the Company's Stock Administration Department at StockAdmin@ea.com.

* * * * *

APPENDIX B
ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

PERFORMANCE VESTING TERMS

1.    Performance Period. The performance period for the PRSUs shall be the period of time beginning September 29, 2019 and ending on September 30, 2023 (the “Performance Period”). During the Performance Period there will be two (2) separate measurement periods of the Company’s Relative TSR (each a “Measurement Period”). Each Measurement Period has a corresponding Vest Date on which PRSUs will vest.

The Start Dates, End Dates and Vest Dates for the First and Second Measurement Periods are:

	First Measurement Period	Second Measurement Period
Start Date	September 29, 2019	September 29, 2019
End Date	October 2, 2021	September 30, 2023
Vest Date	November 18, 2021	November 18, 2023

2.    Target Number of PRSUs. The Target Number of PRSUs for each Measurement Period is:

	First Measurement Period	Second Measurement Period
Target Number of PRSUs

3.    Performance Measure. The Performance Measure for the Performance Period is Relative TSR, as defined below.
4.    Vesting Scale. Subject to the Negative TSR Limitation, as defined below, the number of PRSUs that may vest for each Measurement Period will be determined by multiplying the Target Number of PRSUs by the Maximum Vest Percentage that corresponds to the Company’s Relative TSR percentile ranking according to the following schedule (the “Vesting Scale”):

	Relative TSR Percentile Ranking	Maximum Vest Percentage
	≥ 94th percentile	= 200%
	61st to 93rd percentile	= 100% plus 3% for each percentile >60th
TARGET	60th percentile	= 100%
	11th to 59th percentile	= 100% minus 2% for each percentile <60th
	≤ 10th percentile	= 0%

If, based solely on the Vesting Scale above, less than the Target Number of PRSUs vest for a Measurement Period, then a number of unvested PRSUs equal to the Target Number of PRSUs for the Measurement Period minus the number of PRSUs vested for the Measurement Period vested (“Remaining PRSUs”) may remain outstanding and vest in a subsequent Measurement Period, as set forth below in Section 5 “Maximum Number of PRSUs”.
5.     Maximum Number of PRSUs. Following each Measurement Period, the maximum number of PRSUs that may vest on the corresponding Vest Date for the Measurement Period will be determined in accordance with methodology set forth in this Section 5 (“Maximum Number of PRSUs”) as follows:
(i)    First Measurement Period:
(1)    The number of PRSUs that vest will be between 0% and 200% of the Target Number of PRSUs stated for the First Measurement Period, as determined in accordance with the Vesting Scale and subject to the Committee’s discretion.
(2)     If the Maximum Vest Percentage for the First Measurement Period is less than 100%, then the Remaining PRSUs will remain outstanding and may incrementally vest, in accordance with the Vesting Scale, on the Vest Date immediately following the next Measurement Period for which the Company’s Relative TSR Percentile Ranking exceeds the Relative TSR Percentile Ranking for the First Measurement Period.

Illustrative Example 1:

Target Number of PRSUs for First Measurement Period = 25,000
Relative TSR Percentile Rank for First Measurement Period = 40th percentile

Vesting

• 60% of the Target Number of PRSUs for the First Measurement Period may vest (15,000 shares).

Remaining PRSUs

•
40% of the Target Number of PRSUs for First Measurement Period (10,000 PRSUs) will remain outstanding and may vest for the Second Measurement Period if the Relative TSR Percentile Ranking is greater than the 40th percentile.

(ii)    Second Measurement Period:
(1)    The number of PRSUs that vest will be between 0% and 200% of the Target Number of PRSUs stated for the Second Measurement Period, as determined in accordance with Vesting Scale and subject to the Committee’s discretion. In addition:
a.    if the Company’s Relative TSR Percentile Ranking for the Second Measurement Period is greater than the Relative TSR Percentile Ranking for the First Measurement Period and is equal to or exceeds the 60th percentile, then all of the Remaining PRSUs from the First Measurement Period may vest; or

b.    if the Company’s Relative TSR Percentile Ranking for the Second Measurement Period is greater than the Relative TSR Percentile Ranking for the First Measurement Period, but less than the 60th percentile, an additional number of the Remaining PRSUs from the First Measurement Period may vest to the extent that the number of PRSUs cumulatively vested in accordance with the Vesting Scale for the First Measurement Period and Second Measurement Period reflects vesting for both periods at the higher Relative TSR Percentile Ranking achieved in the Second Measurement Period.

Illustrative Example 2:

Target Number of PRSUs for Second Measurement Period = 25,000
Relative TSR Percentile Ranking for First Measurement Period = 40th percentile
Relative TSR Percentile Rank for Second Measurement Period = 58th percentile

Vesting

• 96% of the Target Number of PRSUs for the Second Measurement Period may vest (24,000 shares), plus
•
36% of the Target Number of PRSUs from the First Measurement Period (9,000 shares) which represents the incremental difference between (a) the percentage of the Target Number of PRSUs cumulatively vested for the First Measurement Period (60%) and (b) the Maximum Vest Percentage (96%) achieved for the Second Measurement Period.

Remaining PRSUs

• All Remaining PRSUs, if any, shall be forfeited following the final Vest Date of the Performance Period.
(iii)    Notwithstanding Sections 5(i) through (ii) above, for any Measurement Period for which the Company’s TSR is negative, the Maximum Number of PRSUs that vest shall not exceed the Target Number of PRSUs for that Measurement Period plus the Remaining PRSUs, if any, even if the Relative TSR Percentile Ranking of the Company is equal to or exceeds the 60th percentile (the “Negative TSR Limitation”).
6.     Determination of Relative TSR. “Relative TSR” means the Company’s Total Stockholder Return relative to the Total Stockholder Returns of the other Group Companies. Relative TSR will be determined by ranking the Group Companies from the highest to lowest according to their respective Total Stockholder Return, then calculating the Relative TSR percentile ranking of the Company relative to the other Group Companies as follows:

P	=	1	-	(	R-1)
N-1

Where:

“P” represents the Relative TSR percentile ranking rounded to the nearest whole percentile

“R” represents the Company’s ranking among the Group Companies

“N” represents the number of Group Companies

“Total Stockholder Return” means the number calculated by dividing (i) the Closing Average Share Value minus the Opening Average Share Value (in each case adjusted to take into consideration the cumulative amount of dividends per share for the Measurement Period, assuming reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders) by (ii) the Opening Average Share Value.

“Opening Average Share Value” means the average of the daily closing prices per share of a Group Company’s stock as reported on the NASDAQ for all Trading Days in the 90 calendar days immediately following and including September 29, 2019.

“Closing Average Share Value” means the average of the daily closing prices per share of a Group Company’s stock as reported on the NASDAQ for all Trading Days in the Closing Average Period.

“Closing Average Period” means (i) in the absence of a Change in Control of the Company, the 90 calendar days immediately prior to and including October 2, 2021 for the First Measurement Period; and the 90 calendar days immediately prior to and including September 30, 2023 for the Second Measurement Period; or (ii) in the event of a Change in Control, the 90 calendar days immediately prior to and including the effective date of the Change in Control.

“Group Companies” means those companies listed in the NASDAQ-100 Index on September 29, 2019. The Group Companies may be changed as follows:

(i)    In the event of a merger, acquisition or business combination transaction of a Group Company with or by another Group Company, the surviving entity shall remain a Group Company;

(ii)    In the event of a merger, acquisition, or business combination transaction of a Group Company with or by another company that is not a Group Company, or “going private transaction” where the Group Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Group Company; and

(iii)    In the event of a bankruptcy of a Group Company, such company shall remain a Group Company and its stock price will continue to be tracked for purposes of the Relative TSR calculation. If the company liquidates, it will remain a Group Company and its stock price will be reduced to zero for all remaining Measurement Periods in the Performance Period.

7.     Award Vesting. The Committee will review and approve the Relative TSR percentile ranking of the Company after the End Date of each Measurement Period and determine the actual number of PRSUs that vest for that Measurement Period on or before each applicable Vest Date.

APPENDIX C
ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix C that are not defined herein have the meanings defined in the Plan.  This Appendix C constitutes part of the Award Agreement.
Terms and Conditions
This Appendix C includes additional or different terms and conditions that govern the PRSUs if Participant works or resides in one of the countries listed below.  Participant understands that if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment or residency after the Award Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.
Notifications
This Appendix C also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2019.  Such laws are often complex and change frequently.  As a result, Participant should not rely on the information in this Appendix C as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the PRSUs vest or at the time Participant sells the Shares.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result.  Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.
Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment or residency after the Award Date or is considered a resident of another country for local law purposes, the information contained herein may not apply to Participant.
ALL COUNTRIES

Terms and Conditions

Data Privacy.

(a)    Data Collection and Usage. The Company or the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status

(including international status code), supervisor (if applicable), job code, job title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), social insurance number, passport or other identification number (e.g., resident registration number), nationality, any directorships held in the Company, any shares of stock held, details of all PRSUs or any other equity awards granted, canceled, forfeited, exercised, vested, unvested or outstanding with respect to Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Company's legitimate business interest of providing discretionary benefits under the Plan to Participant.

(b)    Stock Plan Administration Service Providers. The Company may transfer Data to third parties, including E*Trade Corporate Financial Services, Inc. and E*Trade Securities LLC (“E*Trade”), who assists the Company with the implementation, administration and management of the Plan. The Company may select different service providers or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)    International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Company's legitimate business interest of providing discretionary benefits under the Plan to Participant.

For Participants in the European Economic Area (“EEA”), Switzerland or the United Kingdom, the Company provides appropriate safeguards for protecting Data that it receives in the U.S. through its adherence to the EU - U.S. Privacy Shield Framework (“Privacy Shield”). The Privacy Shield Privacy Statement is available at the Company’s Privacy Shield Certification. Further, information about the Privacy Shield is on the U.S. Department of Commerce's website, including the list of participating companies at https://www.privacyshield.gov/list.

(d)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the accepting the PRSUs on a purely voluntary basis. The processing activity is pursuant to the Company’s legitimate business interest of providing the benefits under the Plan to Participant. Participant may opt out of such processing, although this would mean that the Company could not grant PRSUs under the Plan to Participant. For questions about opting out, Participant should contact eu_privacy@ea.com or StockAdmin@ea.com.

(f)    Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact eu_privacy@ea.com or StockAdmin@ea.com. Additional details about how the Company uses Participant's Data can also be found in the EEA and Switzerland Internal Privacy Notice at: https://eaworld.ea.com/EA-Policies/Documents/EEA%20and%20Switzerland%20Internal%20Privacy%20Notice.pdf..

(g)    Electronic Acceptance. By accepting the PRSUs and indicating consent via the Company’s acceptance procedure, Participant is declaring that Participant agrees with the data processing practices described herein and further consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

CANADA

Terms and Conditions

Settlement; Issuance of Shares. This provision supplements Section 3 of the Award Agreement:
Notwithstanding any discretion in the Plan, PRSUs granted to Participants in Canada shall be paid in Shares and not in cash or a combination of cash and Shares.
Nature of Plan and Award.  This provision replaces Section 9(k) of the Award Agreement:
For purposes of the PRSUs, Participant’s Service will be considered Terminated as of the date that is the earlier of: (a) the date Participant’s Service with the Company, the Employer or a Subsidiary is Terminated, (b) the date Participant receives written notice of Termination from the Company or the Employer, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where Participant provides Service or the terms of Participant’s employment or Service contract, if any; or (c) the date Participant is no longer providing Services to the Company or a Subsidiary (the “Termination Date”) (regardless of the reason for such Termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant provides Service or the terms of Participant’s employment or Service contract, if any) and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the PRSUs under the Plan, if any, will terminate as of the Termination Date; in the event the date Participant is no longer actively providing Service cannot be reasonably determined under the terms of the Award Agreement and the Plan, the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing Service for purposes of the PRSUs (including whether Participant may still be considered to be actively providing Service while on a leave of absence).
The following terms and conditions will apply if Participant is a resident of Quebec:

Data Privacy. This provision supplements the Data Privacy section of this Appendix C:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to record such information and to keep such information in his or her employee file.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. Shares of the Company’s Common Stock are currently listed on the Nasdaq Global Select Market in the United States of America.
Foreign Asset/Account Reporting Information. Participant is required to report any foreign property (including Shares acquired under the Plan) on Form T1135 (Foreign Income Verification Statement) if the total cost of Participant’s foreign property exceeds C$100,000 at any time in the year. The PRSUs must be reported – generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at the time of acquisition, but if Participant owns other shares of the Company’s Common Stock, this ACB may have to be averaged with the ACB of the other shares. If due, the form must be filed by April 30th of the following year. Participant should consult a personal legal advisor to ensure compliance with applicable reporting obligations.
SWITZERLAND

Notifications

Securities Law Information. The offer of the PRSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the PRSUs (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed or otherwise made publicly available in Switzerland or (iii) has been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

UNITED KINGDOM

Terms and Conditions

Settlement of PRSUs; Issuance of Shares. This provision supplements Section 3 of the Award Agreement:

Notwithstanding any discretion in the Plan, PRSUs granted to Participants in the United Kingdom shall be paid in Shares and not in cash or a combination of cash and Shares.

Responsibility for Taxes. The following provisions supplement Section 11 of the Award Agreement:

Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer, or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or other relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event Participant is an executive officer or director of the Company and the income tax is not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable. Participant acknowledges that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee National Insurance contributions due on this additional benefit. Participant further acknowledges that the Company or the Employer may collect such amounts from Participant by any of the means referred to in Section 11 of the Award Agreement.

Joint Election. As a condition of Participant’s participation in the Plan, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the PRSUs and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without limitation to the foregoing, Participant agrees to execute the following joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s Liability to Participant. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer’s Liability from him or her by any of the means set forth in Section 11 of the Award Agreement.

If Participant does not enter into the Joint Election prior to the vesting of the PRSUs or any other event giving rise to Tax-Related Items, he or she will not be entitled to vest in the PRSUs or receive any benefit in connection with the PRSUs unless and until he or she enters into the Joint Election and no Shares or other benefit pursuant to the PRSUs will be issued to Participant under the Plan, without any liability to the Company and/or the Employer; provided, however, that this provision shall not apply if Participant is a U.S. taxpayer and the application of this provision would cause the PRSUs to fail to qualify under an exemption from, or comply with, Section 409A of the Code.